news release

FOR RELEASE AT 5:15 AM CT	EXHIBIT 99.1
JANUARY 30, 2026
Chevron Reports Fourth Quarter 2025 Results
•Reported earnings of $2.8 billion; adjusted earnings of $3.0 billion
•Cash flow from operations of $10.8 billion; adjusted free cash flow of $4.2 billion
•Increased 2025 worldwide and U.S. production by 12 and 16 percent to record levels
•Reserve replacement ratio of 158 percent in 2025
•Announces a 4 percent increase in quarterly dividend to $1.78 per share
HOUSTON, Texas, January 30, 2026 – Chevron Corporation (NYSE: CVX) reported earnings of $2.8 billion ($1.39 per share - diluted) for fourth quarter 2025, compared with $3.2 billion ($1.84 per share - diluted) in fourth quarter 2024. Included in the quarter was a net loss of $128 million due to pension settlement costs. Foreign currency effects decreased earnings by $130 million. Adjusted earnings of $3.0 billion ($1.52 per share - diluted) in fourth quarter 2025 compared to adjusted earnings of $3.6 billion ($2.06 per share - diluted) in fourth quarter 2024. See Attachment 4 for a reconciliation of adjusted earnings.
Earnings & Cash Flow Summary

	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Total Earnings / (Loss)	$ MM	$2,770	$3,539	$3,239	$12,299	$17,661
Upstream	$ MM	$3,035	$3,302	$4,304	$12,822	$18,602
Downstream	$ MM	$823	$1,137	$(248)	$3,022	$1,727
All Other	$ MM	$(1,088)	$(900)	$(817)	$(3,545)	$(2,668)
Earnings Per Share - Diluted	$/Share	$1.39	$1.82	$1.84	$6.63	$9.72
Adjusted Earnings (1)	$ MM	$3,028	$3,627	$3,632	$13,521	$18,256
Adjusted Earnings Per Share - Diluted (1)	$/Share	$1.52	$1.85	$2.06	$7.29	$10.05
Cash Flow From Operations (CFFO)	$ B	$10.8	$9.4	$8.7	$33.9	$31.5
CFFO Excluding Working Capital (1)	$ B	$9.1	$9.9	$5.3	$34.9	$30.3
Avg. Brent Spot Price (Source: Platts)	$/BBL	$64	$69	$75	$69	$81
(1) See non-GAAP measure definitions on page 6 and reconciliations in the attachments
“2025 was a year of significant achievement. We successfully integrated Hess, started-up major projects, delivered record production and reorganized our business. This resulted in industry-leading free cash flow growth and superior shareholder returns, despite declining oil prices,” said Mike Wirth, Chevron’s chairman and chief executive officer.
After integrating Hess Corporation (Hess), the company quickly delivered on its initial $1 billion synergy target. In Kazakhstan, the company’s 50 percent owned affiliate, Tengizchevroil (TCO), started up the Future Growth Project. In the U.S., several major projects achieved first oil in the Gulf of America, and the Permian Basin delivered on its production target of 1 million barrels of
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oil equivalent per day. The company also continued to advance new energies opportunities in power, lithium and hydrogen and achieved structural cost reductions of $1.5 billion in 2025. This enabled the company to grow its production to record levels and generate the highest cash flow from operations in the company’s history at similar commodity prices, and positions the company to increase its annual dividend payout per share for the 39th consecutive year.
As developments progress in Venezuela, Chevron continues to engage with the U.S. and Venezuelan governments to advance shared energy goals. “We have been a part of Venezuela’s past for more than a century. We remain committed to its present. And we stand ready to help it build a better future while strengthening U.S. energy and regional security,” Wirth concluded.
Financial and Business Highlights

	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Return on Capital Employed (ROCE)%		5.4%	7.6%	7.6%	6.6%	10.1%
Capital Expenditures (Capex)	$ B	$5.3	$4.4	$4.3	$17.3	$16.4
Affiliate Capex	$ B	$0.4	$0.4	$0.6	$1.8	$2.4
Free Cash Flow (FCF) (1)	$ B	$5.5	$4.9	$4.4	$16.6	$15.0
Adjusted Free Cash Flow (1)	$ B	$4.2	$7.0	$8.0	$20.2	$21.3
Debt-to-CFFO	Ratio	1.2x	1.3x	0.8x	1.2x	0.8x
Net debt-to-CFFO (1)	Ratio	1.0x	1.1x	0.6x	1.0x	0.6x
Net Oil-Equivalent Production	MBOED	4,045	4,086	3,350	3,723	3,338
(1) See non-GAAP measure definitions on page 6 and reconciliations in the attachments
Financial Highlights
•Reported earnings decreased in 2025 compared to last year primarily due to lower crude oil prices, lower affiliate earnings and unfavorable foreign currency effects, partly offset by higher margins on refined product sales, impact from higher sales volumes and lower severance charges.
•Worldwide and U.S. net oil-equivalent production set annual records. For 2025, the Hess acquisition contributed 261 MBOED, while legacy Chevron operations added another 124 MBOED, driven by growth in the Permian Basin and project ramp-ups at TCO and in the Gulf of America.
•Year-end 2025 proved reserves were approximately 10.6 billion barrels of net oil-equivalent, subject to final review. The largest additions were from the acquisition of Hess and extensions and discoveries in shale and tight assets in the Permian Basin, and project approvals in Australia and Guyana. The one-year reserve replacement ratio was 158 percent.
•Capex in 2025 was higher than last year largely due to spend on legacy Hess assets post-acquisition and increased investments in U.S. data center power solutions more than offsetting lower spend in downstream. Affiliate capex was down primarily due to lower spend at TCO.
•Cash flow from operations in 2025 was higher than a year ago as higher cash distributions from TCO and contributions from legacy Hess assets more than offset the impact of lower commodity prices. Adjusted free cash flow includes asset sale proceeds of $1.8 billion and net loan repayments from equity affiliates of $0.8 billion.

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•The company returned $27.1 billion of cash to shareholders during the year, including share repurchases of $12.1 billion, dividends of $12.8 billion, and $2.2 billion of Hess share purchases in early 2025.
•The company’s Board of Directors declared a 4 percent increase in the quarterly dividend to one dollar and seventy-eight cents ($1.78) per share, payable March 10, 2026, to all holders of common stock as shown on the transfer records of the corporation at the close of business on February 17, 2026.
Business Highlights and Milestones
•Completed the acquisition of Hess, creating a combined company with a premier upstream portfolio, and achieved the initial run-rate synergy target of $1 billion.
•Started production at the Future Growth Project and ramped up total production to around 1 million BOE per day at TCO in Kazakhstan.
•Started production from new wells and ramped up production at the Anchor, Ballymore, Stampede, and Whale fields in the deepwater Gulf of America.
•Achieved first oil at Yellowtail, the fourth development, and reached final investment decision on Hammerhead, the seventh development, in Guyana’s offshore Stabroek block.
•Achieved first oil from South N’dola platform in Angola leveraging existing infrastructure.
•Completed the sale of the company’s interest in the Republic of Congo, the Malaysia-Thailand joint development area, certain non-operated U.S. midstream pipelines and facilities, and a portion of its interest in certain gas assets in East Texas.
•Discovered hydrocarbons at several infrastructure-enabled prospects, including the non-operated Far South well in the deepwater Gulf of America, and at Awodi-07, one of three consecutive discoveries in Nigeria since late 2024.
•Secured exploration blocks in Brazil, Egypt, Guinea-Bissau, the Gulf of America, Namibia, Peru and Suriname, increasing the company’s exploration acreage position by over 50 percent compared to 2023.
•Reached final investment decision on the Leviathan Gas Expansion project that is expected to increase Leviathan's production capacity to 2.1 billion cubic feet per day in Israel.
•Approved backfill development to connect the Geryon and Eurytion offshore fields to Gorgon’s existing infrastructure, enabling the long-term supply of domestic gas in Western Australia and liquefied natural gas in Asia.
•Achieved the highest U.S. refinery throughput in 20 years, with fewer refineries, due to reliable operations and efficiency improvements.
•Started production from the Geismar renewable diesel plant in Louisiana after completing an expansion project that increased plant capacity from 7,000 to 22,000 barrels per day.
•Announced plans to provide power solutions to support U.S. data center growth with the first project under development in West Texas.
•Entered U.S. lithium sector and acquired approximately 135,000 net acres in the Smackover Formation in Northeast Texas and Southwest Arkansas for direct lithium extraction.
•Streamlined the organization and achieved $1.5 billion of cost reductions, as part of a program that aims to reduce structural costs by $3-4 billion by the end of 2026.

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Segment Highlights
Upstream

U.S. Upstream	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Earnings / (Loss)	$ MM	$1,258	$1,282	$1,420	$5,815	$7,602
Net Oil-Equivalent Production	MBOED	2,055	2,040	1,646	1,858	1,599
Liquids Production	MBD	1,488	1,496	1,189	1,341	1,152
Natural Gas Production	MMCFD	3,402	3,265	2,743	3,099	2,684
Liquids Realization	$/BBL	$42.99	$48.12	$53.12	$48.13	$56.24
Natural Gas Realization	$/MCF	$2.21	$1.77	$1.62	$2.05	$1.04
•U.S. upstream earnings were lower than the year-ago period primarily due to lower liquids realizations, partly offset by the impact of higher sales volumes and the absence of prior year severance charges.
•U.S. net oil-equivalent production during the quarter was up 409,000 barrels per day from the year-ago period primarily due to the acquisition of Hess and higher production in the Gulf of America following the start‑up of major deepwater projects, and growth in the Permian Basin.

International Upstream	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Earnings / (Loss) (1)	$ MM	$1,777	$2,020	$2,884	$7,007	$11,000
Net Oil-Equivalent Production	MBOED	1,990	2,046	1,704	1,865	1,739
Liquids Production	MBD	1,071	1,099	797	962	823
Natural Gas Production	MMCFD	5,514	5,674	5,437	5,416	5,494
Liquids Realization	$/BBL	$57.53	$63.16	$67.33	$61.58	$71.38
Natural Gas Realization	$/MCF	$6.97	$6.88	$7.67	$7.04	$7.32
(1) Includes foreign currency effects	$ MM	$(125)	$89	$597	$(408)	$395
•International upstream earnings were lower than a year ago primarily due to unfavorable foreign currency effects largely in Australia, lower affiliate earnings, and lower realizations, partly offset by earnings from legacy Hess, primarily Guyana, and lower operating expenses in part due to the absence of prior-year severance charges.
•Net oil-equivalent production during the quarter was up 286,000 barrels per day from the year-ago period primarily due to the acquisition of Hess and higher production at TCO, partly offset by impacts from asset sales in Canada and the Republic of Congo.

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Downstream

U.S. Downstream	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Earnings / (Loss)	$ MM	$230	$638	$(348)	$1,375	$531
Refinery Crude Unit Inputs	MBD	1,020	1,064	893	1,038	917
Refined Product Sales	MBD	1,293	1,303	1,257	1,317	1,286
•U.S. downstream earnings were higher than the year-ago period primarily due to lower operating expenses, in part due to the absence of prior-year severance charges, higher margins on refined product sales, and lower impairments.
•Refinery crude unit inputs increased 14 percent from the year-ago period primarily due to the continued ramp-up of the Light Tight Oil project along with higher reliability at the Pasadena, Texas refinery.
•Refined product sales increased 3 percent compared to the year-ago period due to higher demand for jet fuel.

International Downstream	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Earnings / (Loss) (1)	$ MM	$593	$499	$100	$1,647	$1,196
Refinery Crude Unit Inputs	MBD	665	663	651	652	646
Refined Product Sales	MBD	1,546	1,517	1,557	1,484	1,495
(1) Includes foreign currency effects	$ MM	$9	$42	$126	$(48)	$126
•International downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales and the absence of prior-year impairments, partially offset by less favorable foreign currency effects.
•Refinery crude unit inputs increased 2 percent from the year-ago period primarily due to lower turnaround activity at our affiliate refinery in South Korea.
•Refined product sales decreased 1 percent from the year-ago period.
All Other

All Other	Unit	4Q 2025	3Q 2025	4Q 2024	2025	2024
Net charges (1)	$ MM	$(1,088)	$(900)	$(817)	$(3,545)	$(2,668)
(1) Includes foreign currency effects	$ MM	$(14)	$16	$(1)	$(13)	$(1)
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
•Net charges increased compared to a year ago primarily due to higher corporate tax costs, interest expense, and pension settlement costs, partly offset by the absence of prior-year severance charges.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our oil and gas business, lower the carbon intensity of our operations, and grow new energies businesses. More information about Chevron is available at www.chevron.com.
# # #
Contact: Kevin Slagle -- +1 925-208-7259

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NOTICE
Chevron’s discussion of fourth quarter 2025 earnings with security analysts will take place on Friday, January 30, 2026, at 10:00 a.m. CT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 5:30 a.m. CT and located under “Events and Presentations” in the “Investors” section on the Chevron website. Chevron also publishes a “Sensitivities and Forward Guidance” document with consolidated guidance and sensitivities that is updated quarterly and posted to the Chevron website the month prior to earnings calls.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs. Structural cost reductions describe decreases in operating expenses from operational efficiencies, divestments, and other cost saving measures that are expected to be sustainable compared with 2024 levels.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, X: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, decommissioning obligations from previously sold assets, severance costs, gains on asset sales, legal reserves for ceased operations, fair value adjustments for investments in equity securities, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and adjusted free cash flow. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Adjusted free cash flow is defined as free cash flow excluding working capital plus proceeds and deposits related to asset sales and returns of investments plus net repayment (borrowing) of loans by equity affiliates and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Reconciliations of cash flow from operations excluding working capital, free cash flow and adjusted free cash flow are shown in Attachment 3.
This news release also includes net debt ratio and net debt-to-CFFO ratio. Net debt ratio is defined as total debt less cash and cash equivalents, time deposits and marketable securities (net debt) as a percentage of net debt plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The net debt-to-CFFO ratio is defined as net debt divided by CFFO for the prior four quarters, which measures the company’s ability to cover its net debt using the cash it generates from operations. The company believes these measures are useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio and net debt-to-CFFO ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements relating to Chevron’s operations, assets and strategy that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates, including Venezuela; general domestic and international economic, market and political conditions, including the conflict between Russia and Ukraine, the conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the company’s ability to achieve the anticipated benefits from the acquisition of Hess Corporation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 27 of the company’s 2024 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended December 31,		Year Ended December 31,
REVENUES AND OTHER INCOME	2025	2024	2025	2024
Sales and other operating revenues	$45,787	$48,334	$184,432	$193,414
Income (loss) from equity affiliates	663	688	3,000	4,596
Other income (loss)	423	3,204	1,599	4,782
Total Revenues and Other Income	46,873	52,226	189,031	202,792
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	25,348	30,148	108,214	119,206
Operating expenses (1)	9,030	9,257	33,444	32,493
Exploration expenses	324	449	1,051	995
Depreciation, depletion and amortization	5,884	4,973	20,132	17,282
Taxes other than on income	1,327	1,141	5,230	4,716
Interest and debt expense	361	199	1,217	594
Total Costs and Other Deductions	42,274	46,167	169,288	175,286
Income (Loss) Before Income Tax Expense	4,599	6,059	19,743	27,506
Income tax expense (benefit)	1,754	2,800	7,258	9,757
Net Income (Loss)	2,845	3,259	12,485	17,749
Less: Net income (loss) attributable to noncontrolling interests	75	20	186	88
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$2,770	$3,239	$12,299	$17,661

(1) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.39	$1.85	$6.65	$9.76
- Diluted	$1.39	$1.84	$6.63	$9.72
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,990,448	1,770,310	1,849,217	1,809,583
- Diluted	1,996,984	1,777,366	1,855,637	1,816,602

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,980 million and 1,755 million at December 31, 2025, and December 31, 2024, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Upstream
United States	$1,258	$1,420	$5,815	$7,602
International	1,777	2,884	7,007	11,000
Total Upstream	3,035	4,304	12,822	18,602
Downstream
United States	230	(348)	1,375	531
International	593	100	1,647	1,196
Total Downstream	823	(248)	3,022	1,727
All Other	(1,088)	(817)	(3,545)	(2,668)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$2,770	$3,239	$12,299	$17,661

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$6,293	$6,781
Time deposits	$4	$4
Total assets	$324,012	$256,938
Total debt	$40,758	$24,541
Total Chevron Corporation stockholders’ equity	$186,450	$152,318
Noncontrolling interests	$5,726	$839

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$227,208	$176,859
Debt ratio (Total debt / Total debt plus stockholders’ equity)	17.9%	13.9%

Net debt (Total debt less cash and cash equivalents, time deposits and marketable securities)	$34,461	$17,756
Net debt plus total stockholders’ equity	$220,911	$170,074
Net debt ratio (Net debt / Net debt plus total stockholders’ equity)	15.6%	10.4%

Cash flow from operations (CFFO)	$33,939	$31,492
Debt-to-CFFO ratio	1.2x	0.8x
Net debt-to-CFFO ratio	1.0x	0.6x

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total reported earnings	$2,770	$3,239	$12,299	$17,661
Noncontrolling interest	75	20	186	88
Interest expense (A/T)	325	181	1,096	539
ROCE earnings	3,170	3,440	13,581	18,288
Annualized ROCE earnings	12,680	13,760	13,581	18,288
Average capital employed (1)	235,039	180,285	205,316	180,232
ROCE	5.4%	7.6%	6.6%	10.1%
(1) Capital employed is the sum of Chevron Corporation stockholders’ equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended December 31,		Year Ended December 31,
CAPEX BY SEGMENT	2025	2024	2025	2024
United States
Upstream	$2,568	$2,355	$9,777	$9,481
Downstream	234	327	676	1,443
Other	190	132	476	406
Total United States	2,992	2,814	10,929	11,330

International
Upstream	2,146	1,388	6,113	4,850
Downstream	113	127	252	251
Other	13	9	53	17
Total International	2,272	1,524	6,418	5,118
CAPEX	$5,264	$4,338	$17,347	$16,448

AFFILIATE CAPEX (not included above)
Upstream	$204	$341	$797	$1,451
Downstream	237	294	1,003	998
AFFILIATE CAPEX	$441	$635	$1,800	$2,449

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary) (1)	Three Months Ended December 31,		Year Ended December 31,

OPERATING ACTIVITIES	2025	2024	2025	2024
Net Income (Loss)	$2.8	$3.3	$12.5	$17.7
Adjustments
Depreciation, depletion and amortization	5.9	5.0	20.1	17.3
Distributions more (less) than income from equity affiliates	0.5	0.1	2.3	(0.4)
Loss (gain) on asset retirements and sales	(0.2)	(1.4)	(0.5)	(1.7)
Net foreign currency effects	0.1	(0.7)	0.6	(0.6)
Deferred income tax provision	0.3	(0.3)	1.0	1.2
Net decrease (increase) in operating working capital	1.7	3.4	(1.0)	1.2
Other operating activity	(0.4)	(0.6)	(1.1)	(3.3)
Net Cash Provided by Operating Activities (CFFO)	$10.8	$8.7	$33.9	$31.5
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	—	1.1	—
Acquisition of Hess Corporation common stock	—	—	(2.2)	—
Capital expenditures (Capex)	(5.3)	(4.3)	(17.3)	(16.4)
Proceeds and deposits related to asset sales and returns of investment	0.4	7.1	1.8	7.7
Net repayment (borrowing) of loans by equity affiliates	—	(0.1)	0.8	(0.2)
Net Cash Provided by (Used for) Investing Activities	$(4.9)	$2.7	$(15.9)	$(8.9)
FINANCING ACTIVITIES
Net change in debt	(0.9)	(1.4)	5.9	3.6
Cash dividends — common stock	(3.4)	(2.9)	(12.8)	(11.8)
Shares issued for share-based compensation	0.1	0.1	0.4	0.3
Shares repurchased (2)	(3.0)	(4.6)	(12.2)	(15.4)
Distributions to noncontrolling interests	(0.1)	—	(0.3)	(0.2)
Net Cash Provided by (Used for) Financing Activities	$(7.4)	$(8.8)	$(19.1)	$(23.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.1)	0.1	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(1.5)	$2.5	$(1.0)	$(1.0)

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$10.8	$8.7	$33.9	$31.5
Less: Net decrease (increase) in operating working capital	1.7	3.4	(1.0)	1.2
Cash Flow from Operations Excluding Working Capital	$9.1	$5.3	$34.9	$30.3

Net Cash Provided by Operating Activities	$10.8	$8.7	$33.9	$31.5
Less: Capital expenditures	5.3	4.3	17.3	16.4
Free Cash Flow	$5.5	$4.4	$16.6	$15.0
Less: Net decrease (increase) in operating working capital	1.7	3.4	(1.0)	1.2
Plus: Proceeds and deposits related to asset sales and returns of capital	0.4	7.1	1.8	7.7
Plus: Net repayment (borrowing) of loans by equity affiliates	—	(0.1)	0.8	(0.2)
Adjusted Free Cash Flow	$4.2	$8.0	$20.2	$21.3
(1) Totals may not match sum of parts due to presentation in billions.
(2) Includes $146 million and $145 million in 2025 and 2024, respectively, related to excise tax payments for prior year repurchases.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024			Year Ended December 31, 2025			Year Ended December 31, 2024
REPORTED EARNINGS	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$1,258			$1,420			$5,815			$7,602
Int'l Upstream			1,777			2,884			7,007			11,000
U.S. Downstream			230			(348)			1,375			531
Int'l Downstream			593			100			1,647			1,196
All Other			(1,088)			(817)			(3,545)			(2,668)
Net Income (Loss) Attributable to Chevron Corporation			$2,770			$3,239			$12,299			$17,661

SPECIAL ITEMS
U.S. Upstream
Asset sale gains	$—	$—	$—	$—	$—	$—	$172	$(57)	$115	$—	$—	$—
Hess severance and transaction costs	—	—	—	—	—	—	(325)	80	(245)	—	—	—
Severance	—	—	—	(240)	57	(183)	—	—	—	(240)	57	(183)
Legal reserves	—	—	—	—	—	—	(130)	—	(130)	—	—	—
Int'l Upstream
Write-offs & impairments	—	—	—	(164)	39	(125)	—	—	—	(164)	39	(125)
Hess transaction costs	—	—	—	—	—	—	(88)	18	(70)	—	—	—
Severance	—	—	—	(197)	78	(119)	—	—	—	(197)	78	(119)
Tax items	—	—	—	—	—	—	—	(55)	(55)	—	—	—
U.S. Downstream
Write-offs & impairments	—	—	—	(118)	28	(90)	—	—	—	(118)	28	(90)
Legal reserves	—	—	—	—	—	—	(226)	56	(170)	—	—	—
Severance	—	—	—	(247)	59	(188)	—	—	—	(247)	59	(188)
Int'l Downstream
Write-offs & impairments	—	—	—	(243)	58	(185)	—	—	—	(243)	58	(185)
Severance	—	—	—	(22)	5	(17)	—	—	—	(22)	5	(17)
All Other
Pension settlement & curtailment costs (including Hess)	(168)	40	(128)	—	—	—	(294)	71	(223)	—	—	—
Hess transaction costs	—	—	—	—	—	—	(51)	11	(40)	—	—	—
Severance	—	—	—	(274)	66	(208)	—	—	—	(274)	66	(208)
Fair value adjustment of Hess common stock	—	—	—	—	—	—	65	—	65	—	—	—
Total Special Items	$(168)	$40	$(128)	$(1,505)	$390	$(1,115)	$(877)	$124	$(753)	$(1,505)	$390	$(1,115)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(125)			$597			$(408)			$395
Int'l Downstream			9			126			(48)			126
All Other			(14)			(1)			(13)			(1)
Total Foreign Currency Effects			$(130)			$722			$(469)			$520

ADJUSTED EARNINGS/(LOSS) (1)
U.S. Upstream			$1,258			$1,603			$6,075			$7,785
Int'l Upstream			1,902			2,531			7,540			10,849
U.S. Downstream			230			(70)			1,545			809
Int'l Downstream			584			176			1,695			1,272
All Other			(946)			(608)			(3,334)			(2,459)
Total Adjusted Earnings/(Loss)			$3,028			$3,632			$13,521			$18,256

Total Adjusted Earnings/(Loss) per share			$1.52			$2.06			$7.29			$10.05

(1) Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.